Exhibit 10.16

Chevron Energy Solutions Company. a division of Chevron U.S.A. Inc. Chevron ES Project # DWCES-31912-320 Chevron ES Contract #:4012 Chevron ES Service Order #:

WORK ORDER #03
FOR ENGINEERING SERVICES

Consultant: Envision Solar International, Inc.	Consultant Address: 4225 Executive Square, Suite 1000, La Jolla, CA 92037

Consultant Phone:858-768-5153

Work Order Amount: Not-to-Exceed $211,350 (which shall include all applicable taxes pursuant to Section 5 of the Contract) Bond Required: No	Retention: 0%

The Consulting Services Agreement ("Contract") entered into on October 23, 2008 by and between Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc. ("Company") and Consultant is hereby amended on this date, December 16, 2008 by this Work Order which is fully incorporated into the Contract as follows:

A.   SCOPE OF WORK:

I.	Services to be Provided. Consultant and the Company agree that the work to be done hereunder (hereinafter referred to as the "Work") by Consultant is as follows:

Provide all labor, materials, and services necessary to provide professional engineering design and specification services for the required scope of work as described in Exhibit A at Los Angeles CCD Southwest College ("Customer") site.

Deliverables. Deliver complete design, specification (based on CSI2004) and DSA submittal package for Photovoltiac parking structure canopy, roof mounted, building elevation façade, side walks, amphitheatre and green zone area based on solar world PV model 230 panel at Los Angeles Southwest College. Assist with the DSA approval process. Lead the coordination for RFI, submittals, specifications, DSA forms and DSA approval.

B.   SCHEDULE:

Consultant shall commence Work upon receipt of executed Work Order and Company's receipt of a current Certificate of Insurance as required pursuant to EXHIBIT B. In addition, the Work shall not commence until Subcontractors' receipt of a Notice to Proceed from Company for each step of the work (i.e., 10%, 50% and 100% of work), and shall complete performance of its Work no later than December 30, 2009 and according to the schedule milestones as described in Exhibit A unless otherwise directed by the Company in writing. Consultant will meet with the Company regularly to keep the Company informed of the progress of his activities.

C.   COMPENSATION:

In total consideration of the services described herein to be furnished and provided by Consultant:

I.
The Work Order Amount to be paid by the Company to Consultant is listed above. The Work Order Amount is a fixed not-to-exceed price, and includes all Reimbursable Expenses. Prior to its first monthly requisition, Consultant shall submit a detailed cost breakdown showing the subdivision of the Work Order Amount into its various parts.

II.
Reimbursable expenses mean the actual, direct, out-of-pocket costs incurred for coach air travel (when such travel is requested by the Company), car rental, lodging, meals, mileage, tolls, parking, phone calls, copying, etc. Company shall reimburse consultant in the full amount to the extent that said expenses appear to be reasonable and have been approved in advance by the Company. Any expenses or costs incurred shall be charged at actual cost without markup. Original receipts must be provided to obtain reimbursement.

III.
Consultant shall prepare and present to the Company, monthly, an original invoice on the attached form for services rendered and approved costs incurred as provided herein. Within forty-five (45) days of Company's receipt and approval of Consultant's invoice, the Company shall pay Consultant the amount, minus retention, therefore in U.S. dollars.

Send all invoices to:

Chevron Energy Solutions Company
2929 E. Imperial Highway,
Suite 200 Brea, CA 92821
Attn: Steve Pelaseyed

IV.
Since Consultant is not an employee of the Company, Consultant is not entitled to participate in any benefit programs provided by the Company. The Company will not provide consultant with office space, telephone, or secretarial services, except on a temporary basis, as related to a specific project assignment and for the Company's own convenience. Work hours and work location shall be separately determined for each individual assignment.

V.
No overtime shall be performed on the services hereunder nor shall any claim therefore be valid, unless the same shall have been authorized in writing by the Company prior to the performance thereof. Overtime which does not result in any extra charge to the Company may be authorized orally. As used in this section, overtime is all time in excess of eight hours per person per day or in excess of forty hours per person per week and any other time for which a rate higher than a straight time rate will be charged to the Company pursuant to this Work Order.

VI.	No payment to Consultant will be authorized until Company receives a Payment and Performance Bond (if required) and a current Certificate of Insurance and any required lien releases (Exhibit C).

After a one-week review period by the Company and the Owner, Consultant shall complete final documents within one week of receipt of the Company's and Owner's comments. Consultant shall provide all printing/copying/binding services.

If additional services are required beyond the scope of this document, Consultant shall provide such additional services on a time and materials basis at the pre approved hourly rate.

NOTE: Hourly fee shall include overhead, profit, administration costs, etc. This breakdown shall be used for checking Consultant's monthly requisition for payment and for potential work scope reduction or addition (via a Change Order to this Work Order) if needed. This estimate breakdown shall be subject to the Company's approval and shall be used as a guide only and shall not be binding on the Company. The balance of the Work Order Amount shall be paid to Consultant upon:

•	Satisfactory completion of all Consultant's Work including record drawings and O&M data;
•	Acceptance thereof by the Company and the Owner, in writing;

No payment to Consultant shall operate as an approval of Consultant's Work.

D.   CONSULTANT INFORMATION:

Key Contact                                 Mariana Moncada AIA                                                              Phone: 858-768-5153

E.   CONSULTANT OBLIGATIONS:

I.
Responsibilities. Consultant agrees to furnish and pay for all materials, labor, services, equipment, tools, appliances, licenses, taxes, permits, and everything necessary for the proper completion of the Work described in Section A hereof. Consultant agrees to be bound to the Company by all of the terms of the agreement between the Company and the Owner as it relates to the Work set out in Section A hereof.

II.	Site Visitation and Layout Responsibility. The Consultant represents and warrants that it has thoroughly familiarized itself with the complete scope of work and construction schedule for this project and has completely investigated all aspects of the Work and the work of other trades. The Consultant acknowledges that it has visited the Project site and visually inspected the general and local conditions which could affect the Work. Any failure of the Consultant to reasonably ascertain from a visual inspection of the site, the general and local conditions which could affect the Work, will not relieve the Consultant from its responsibility to properly complete the Work without additional expense to the Company. The Consultant shall lay out and be strictly responsible for the accuracy of the Work and for any loss or damage to the Company or others by reason of the Consultant's failure to set out or perform its Work correctly. The Consultant shall exercise prudence so that the actual and final conditions and details of its Work shall result in alignment of finish surfaces.

III.	Safety. Consultant and its subcontractors, if any, shall work safely at all times while at Customer's facilities. Consultant shall provide adequate training and supervision to ensure that its employees and subcontractors work safely. If the job cannot be done safely, Consultant shall stop work immediately and notify Company. Also, Company may stop work if it deems that Consultant is doing the work in an unsafe manner. Consultant shall not restart work until the work can be done safely. Consultant shall not be entitled to additional compensation or an extension of time if work is stopped due to unsafe conditions. Consultant and its subcontractors, if any, will comply with all of Customer's safety procedures and protocols, as well as local, state, and federal safety codes and requirements, including OSHA. Prior to starting construction, Consultant will provide Company with a written copy of its Injury and Illness Prevention Plan for review. Any lost time accident sustained by any of Consultant's employees, or Consultant's subcontractors' employees, shall be reported to the Chevron ES Safety Manager within 24 hours (Gary Nelson, Phone Number 651-905-5740, Fax Number 651-905-5701).

F.    OTHER:
Consultant shall adhere to the insurance and any other applicable requirements as set forth in the Design Build Finance Agreement between Los Angeles Community College District Southwest College and Company and attached as Exhibit B.

Upon execution of this Work Order, it shall become part of and subject to all the terms and conditions of the Contract, to which this Work Order shall be attached. All other terms and conditions provided in the Contract remain unchanged.

IN WITNESS WHEREOF, the duly authorized representative of each of the parties hereto has executed this Work Order in duplicate originals to be effective as of December 16, 2008.

Envision Solar International, Inc.			CHEVRON ENERGY SOLUTIONS COMPANY, a division of Chevron U.S.A. Inc.
By:	/s/ Mariana Mencada	By:
	(Signature)		(Signature)
Print Name:	Mariana Mencada	Print Name:

Title:	Senior Architect	Title:

William Brockenborough
General Manager - Operations

EXHIBIT A

1. Ownership of Documents

All documents provided by the Company, at any time, will remain the property of the Company and are to be returned to the Company upon request. All documents prepared by Consultant under this Work Order shall be the property of the Company. The Company agrees to indemnify, defend, and hold the Consultant harmless and releases the Consultant from any liability or claims arising out of the use of the documents for any project other than the project contemplated in this Work Order.

2. Required Services

Develop design package based on solar world model 230 carport structures, roof mounted, building elevation façade, side walks, amphitheatre and green area for complete DSA approval as outlined in scope of work below.

Other Requirements:

A.
A primary consideration for the Consultant throughout this project shall be minimizing construction costs. Consultant shall, if consistent with sound professional practices, reuse existing equipment and materials wherever practical and in good condition. Arbitrary replacement of existing equipment or materials without due diligence in investigating viability of reusing existing equipment or materials is unacceptable. Consultant shall carefully consider placement of equipment to minimize conduit and piping lengths.

B.	Consultant shall accurately identify all obstacles to moving large equipment into place and shall identify temporary or permanent relocation of such obstacles on the drawings.

C.	Consultant shall clearly mark with spray paint during a site visit all asbestos and other hazardous materials to be removed as a result of his work.

D.	Consultant's specifications shall be up-to-date. Utilization of outdated standards or specifications, or specification of discontinued equipment, is unacceptable.

E.	All assumptions made by Consultant which can materially affect installation costs shall be clearly stated in writing prior to completing plans and specifications.

F.
If Consultant determines that a substantial deviation is required or recommended from the indicated scope of work, Consultant shall notify the Company in writing as soon as possible upon this determination.

G.
The Consultant will perform his or her services with due and reasonable diligence consistent with sound professional practices, providing adequate staff and experience to complete the project to meet the intent of the Company's scope of work. Should the consultant discern that the schedule will not be met for any reason, he or she shall so notify the Company as soon as practically possible.

H.
If additional construction costs are incurred due to omissions or negligence by Consultant, the Consultant shall provide the additional services necessary to design the necessary changes for no additional fee. Hidden conditions are not considered omissions or negligent acts. If additional construction costs are incurred due to an error, omissions, or a negligent act by Consultant, the additional cost shall be born by the Consultant or their insurance carrier.

I.	Consultant shall design the modifications to the existing systems and the installation of new equipment and systems utilizing new equipment and materials equivalent to Owner's existing standards.

J.
All critical dimensions shall be verified by the Consultant. Drawings provided by Company or Owner shall not be assumed to be correct for critical dimensions. Notes requiring Subcontractor to verify critical dimensions shall be unacceptable.

K.	Control valves shall be included in the Consultant's designs and specifications.

L.	The Work Order Amount for Consultant's Work shall include costs for any required structural engineering work.

M.
Consultant's drawings shall clearly indicate any existing obstacles requiring a less than optimal pipe or duct routing, equipment location, etc. to the extent possible by review of the drawings and performing a field survey of the existing conditions. Conditions that exist and are not obvious without demolition of existing structure or wall shall be considered hidden conditions.

N.
Validity of reusing versus replacing existing air handlers, pumps, etc. shall be based on field measurements. Measurements shall be performed by the Consultant. Assuming original design conditions are still valid shall be unacceptable.

O.	Any additional work beyond the scope of this document which results in increased compensation to the Consultant must be authorized in writing, prior to performing the work.

P.
Consultant's professional services shall be performed with the degree of skill and care as is consistent with the degree of reasonable and ordinary skill and care currently and commonly exercised by a reputable member of the design profession in the state in which the project is located under the same or similar circumstances.

Q.
Work will be invoiced on a monthly basis using the actual time and expenses spent on the project to date. All expense charges must be substantiated with receipts. All invoices must be substantiated, if required, with time sheets for all personnel assigned to the project.

R.
All Work must be prepared or supervised by a licensed Professional Engineer that is registered in the State where the installation is to occur. Design drawings and specifications shall be stamped and signed by the registered Professional Engineer.

3.                 Communication

Unless specifically otherwise authorized, all communication from the Consultant on this project shall be through the Company. There shall be no communication directly between the Consultant and the Owner or Subcontractors unless specifically authorized in writing by the Company.

4.                 Confidentiality

Consultant agrees that any data obtained as the result of this Work Order is confidential and remains the property of the Company. Consultant also agrees that it will not, during the term of this Work Order or subsequent to the expiration or termination thereof, disclose to any third party any information which Consultant acquired from or about the Company (or any of its affiliates) or its plans or operations, as a result of the confidential relationship created herein, and Consultant shall not use for its own benefit any of such information.

SCOPE OF WORK

The basic intent of this Work Order is to retain a design consultant as a single source to perform all or specified design services and to manage the design development phase of the outlined scope of work with minimum input, other than review and approval, from the Company's staff. The following items are to be included in the scope of work

Consultant shall work with Company, to provide the required system ADA, Architectural design, leading coordination effort among all other consultants related to this specific scope of work and survey as well as project management assistance. Consultant will prepare construction documents in accordance with DSA, Customer and Company's design requirement.

The project scope is as follows:
1)	Visit site to analyze project constraints.
2)	Interdisciplinary coordination with Company nd its consultants.
3)	Organization of project plans and specifications.
4)	Architectural design, specifications (based on CSI 2004(, and PV module layouts based on Solar World 230 and/or what Company provides as module specification to Consultant.
5)	Structural engineering design.
6)	Obtain DSA, local fire department, and any other required government approval.
7)	Lead overall team effort in order to achieve DSA approval.
8)	Coordinate technical requirement.
9)
Compliance with ADA access requirements where applicable. Submit hard copies aand electronic copies on CD of all drawings (Autocad 2007 and PDF files formats) to Company. Drawings will be prepared utilizing backgrounds provided by Company. If backgrounds are not available, Consultant will create them.

10)	Prepare documents for DSA review.
11)	Coordinate with Magdelan and others to expedite DSA review / back check/ and final approval
12)	Assist all consultants with CSI2004 specifications
13)	Construction Administration Support i.e. relevant submittal review, RFIs, construction questions, forms, etc. throughout the construction period.
Attractive and innovative PV systems designs for the areas toured during the November 3, 2008 site visit and area laid out on the PV-01 sheet for Southwest College, including:
a)	Roof top solar design.
b)	Amphitheatre solar trees. Three rows of tree;like structures surrounding the amphitheatre.
c)	Two walkway areas running east west; one on the west side of the campus near the student services activities center and one on the east side of the campus near the Northeast quadrant parking.
d)	A cluster of solar trees in the common area near the Cox building.
e)	Solar rows along the top of the existing parking garage near the track and field.
f)	BIPV (Building Integrated Photovoltaic) at four locations on campus:
• Perimeter of mechanical area screen on the lecture lab building
• South façade of the gymnasium
• South façade of the lectures lab building, applied to existing steel structure
• South façade of technical education

Schematic Design Time		Qty	Unit	Rate	Total
	Initial Assessment, Layout, Calc's	30	hrs	$150.00	$4,500.00
	(5) Concept Renderings	40	hrs	$150.00	$6,000.00
	New tree design (amphitheater)	10	hrs	$150.00	$1,500.00
	New Walkway design	15	hrs	$150.00	$2,250.00
	New Life Bleacher design	10	hrs	$150.00	$1,500.00
	Parking , code and ADA consultation	20	hrs	$150.00	$3,000.00
	Wall structure designs	40	hrs	$150.00	$6,000.00
	Roof top	60	hrs	$150.00	$9,000.00
Drawing Milestones					
	10%	45	hrs	$150.00	$6,750.00
	50% Set	100	hrs	$150.00	$15,000.00
	90% Set	120	hrs	$150.00	$18,000.00
	100% Permit Set	120	hrs	$150.00	$18,000.00
	As-builts	40	hrs	$150.00	$6,000.00
Printing					
	CDs		na	Reimbursable	
	Drawing Sets at each period		na	Reimbursable	
	(printing and binding)		na	Reimbursable	
Coordination Fees (and site visits)					
	DSA	25	hrs	$150.00	$3,750.00
	Fire Dept	20	hrs	$150.00	$3,000.00
	Consultants	20	hrs	$150.00	$3,000.00
	Chevron	30	hrs	$150.00	$4,500.00
	College	20	hrs	$150.00	$3,000.00
SOUT					
	Structural	1	na		$55,000.00
	Structural - Roof top	1	na		$30,000.00
	EE	1	na		
	MEP	1	na		$5,000.00
	Civil	1	na	allow.	$unknown
Site Visitations					
	Consultant meetings	2		$600.00	$1,200.00
	50% Drawing Review	1		$600.00	$600.00
	90% Drawing Review	1		$600.00	$600.00
	100% / Final Review	1		$600.00	$600.00
	DSA Meeting	1		$600.00	$600.00
	Permitting	2		$600.00	$1,200.00
	CA Visits	3		$600.00	$1,800.00
				Total Fee	$211,350.00

Schedule of Work Milestone
Project documentation/DSA submittal by March 9, 2009
DSA review and approval estimated for eight weeks (i.e., May 9, 2009)
Support construction project through final completion of Parking Lot 3 and 1, which is estimated at December 30, 2009.
Fee Breakdown
10% concept design submittal	$21,135
50% design submittal	$84,540
100% design submittal	$42,270
DSA and Public Agency Sign-Off	$10,567.50
Project Construction Support	$10,567.50
Total project fee is	$211,350

The consultant shall work based on the 10%, 50% and 90% design process. Each step of the process requires a written "Notice to Proceed" from the Company's Project Manager Steve Pelaseyed prior to proceeding to the next level. The intention is to use the 10% conceptual design for customer approval and create a balance between production and approval process.

EXHIBIT B

DESIGN-BUILD-FINANCE AGREEMENT
FOR
THE LOS ANGELES SOUTHWEST COLLEGE

Between

LOS ANGELES COMMUNITY COLLEGE DISTRICT

and

CHEVRON ENERGY SOLUTIONS COMPANY, A DIVISION OF CHEVRON U.S.A., INC.

SECTION 6   SUBCONTRACTORS AND SUBCONSULTANTS

   A.       Licenses.  Each Subcontractor and Subconsultant shall be properly licensed as required by Applicable Laws to perform the portion of the Work assigned to it to perform.

   B.        Competitive Bidding.To the extent required by Applicable Laws. all Subcontractors and Subconsultants shall be selected by means of a competitive selection or bidding process that complies with all Applicable Laws (including, without limitation, the provisions of the California Public Contract Code applicable to California Community College Districts) the District's Community Economic Development Program and the District's Policy on Local, Small and Emerging Businesses. Contractor will thoroughly investigate the qualifications and experience of all proposed first-Tier specialty trade subcontractors and subconsultants, including, without limitation, any factors relevant to bidder experience, skill, safety record, past history of defaults and financial responsibility. Contractor shall not subcontract. and shall disqualify from working on the Project, any individual or firm: (1) that is debarred from contracting with the District, any local agency in the State of California, any agency or department of the State of California or the federal government; or (2) that is not properly licensed or has an existing unsatisfied judgment entered against it arising from a violation of the Applicable Laws pertaining to licensing of contractors; or (3) as to which there exists reasonable evidence that the individual or firm is not qualified or Is unfit to perform, or (4) that has an average experience modifier over the prior five (5) years of greater than 1.24. All information obtained by Contractor in the course of its performance of its obligations under this Part B shall be provided to District upon request.

   C.      Third-Party Rights.There is no intent on the part of District or Contractor to create any rights (including, without limitation, third-party beneficiary rights) in favor of any Subcontractor and against District and nothing contained in the Contract Documents and no course of conduct, act or omission on the part of District shall be construed as creating a direct or indirect contractual obligation on the part of District to any Subcontractor, Subconsultant or other third party.

   D.        Substitutions.Contractor shall comply with all Applicable Laws in respect to substitution of any Subcontractor with another Subcontractor. All substitute Subcontractors shall be selected through a competitive bidding process that complies with the requirements of this Contract. Any request by Contractor to substitute a Subcontractor will be considered only if such request is in strict conformity with California Public Contract Code Sections 4100 et seq. commonly known as the Subcontracting and Subletting Fair Practices Act, which Sections are incorporated herein by reference. Neither approval nor disapproval of a request for substitution shall give rise to any right on the part of Contractor to an adjustment of the Contract Sum or Contract Time.

   E.                Communications.Upon written request to Contractor, District shall have the right, without interfering with nor directing their performance, to communicate with the Subcontractors and Subconsultants with respect to matters that are related to Contractor's pen fth mance of its obligations under the Contract Documents. Contractor shall be provided with a copy of all such written communications.

   F.                 Written Agreements. By written agreement Contractor shall require each Subcontractor and Subconsultant, to The extent of the Work to be performed by the Subcontractor or Subconsuttant, to be bound to Contractor by terms of the Contract Documents and to assume toward Contractor all the obligations and responsibilities which Contractor, by the Contract Documents, assumes toward the District. Each such agreement shall preserve and protect the rights of District under the Contract Documents with respect to the Work to be performed by the Subcontractor or Subconsultant so that subcontracting thereof will not prejudice such rights. Without limitation to the foregoing, such agreements shall require the Subcontractor or Subconsultant to consent to the contingent assignment of the subcontract agreement to District as provided hereinbelow, and to participate in and be bound to the same extent as Contractor by the dispute resolution processes applicable to resolution and determination of Claims under this Contract. Contractor shall, promptly after their execution, furnish to District for its information a copy of the standard form of agreement that it proposes to use with its Subcontractors and Subconsultants. Contractor shall provide and promptly update as and when new information Is available a complete list of the names and addresses of all Subcontractors and Subconsultants. All written agreements with Subcontractors and Subconsultants shall contain provisions specifying that the Contractor shall have the right to terminate such agreements upon notice of termination of this Agreement by the District, without further obligation by District or Contractor (other than for paying for services and materials incorporated into the Project prior to District's notice of termination).

   G.        Contingent Assignment.Contractor hereby assigns to District, or to such person or entity as District, In its discretion, designates, all its interest in both (1) its contracts with first-Tier Subcontractors and Subconsultants now or hereafter entered into by Contractor for performance of any part of the Work; and (2) it's rights as principal under each performance bond furnished by each first-Tier Subcontractor. Such assignment will be effective only as to those contracts which District or its designee accepts in writing. District's and its designee's sole payment obligation in the event it accepts such assignment shall be to pay in accordance with the terms of such contract for the Work performed after District's or its designee's acceptance of such assignment.

    H.               Prompt Payment.Contractor shall promptly pay all amounts payable to the Subcontractors and Subconsultants. Contractor shall remain responsible, notwithstanding the exercise by District of any right in accordance with the terms of the Contract Documents, to promptly satisfy from its own funds undisputed amounts that are due to all the Subcontractors and Subconsultants who have performed Work.

    I.                  Responsibility.Contractor shall, at all times, be fully responsible for the acts and/or omissions of its Subcontractors and. Subconsultants and their employees and agents. Notwithstanding the foregoing, District shall have the right, without thereby assuming any responsibility or obligation, to monitor the employment and other activities of Contractor and the Subcontractors or Subconsultants for compliance with the terms of the Contract Documents; provided, however, that in doing so District shall not interfere with or direct the performance of Work by any Subcontractor or Subconsultant. Nothing in the Contract Documents and no course of conduct by District shall be interpreted as creating or implying any contractual relationship between District and any Subcontractor, Subconsultant or other person or entity other than Contractor nor as creating or implying the existence of any obligation on the part of the District to pay, or to be responsible for the payment of, any sums to any Subcontractor, Subconsultant or person or entity.

   J.       Permits.At Contractors own expense, Contractor will obtain or renew and deliver to District all permits, license, inspections and approvals of Governmental Authorities relating to design, construction or occupancy of the Project (including, without limitation, DSA permits and plan check fees) and shall obtain and pay for any annual operating permits that may be required following Final Completion of the entire Project.

   SECTION 14    CEQA COMPLIANCE

In accordance with Government Code Section 5956.6(b)(1), prior to any project development, the Parties shall take all actions necessary to comply with the California Environmental Quality Act, Division 13 (commencing with Section 21000) of the Public Resources Code.

    SECTION 15    TERMINATION OF CONTRACT

   A.          TERMINATION FOR CONTRACTOR BREACH.

(1)	If the Contractor refuses or fails to prosecute the construction of the Project, Work, or any part of either, with such diligence as will ensure its completion within the Contract Time as adjusted pursuant to this Contract, or fails to complete the Project, Work, or any portion of either within the Contract Time, or if the Contractor should be adjudged bankrupt, or if Contractor-should make a general assignment for the benefit of its creditors, or if a receiver should be appointed on account of its insolvency, or the Contractor or any of its Subcontractors or Subconsultants should violate any of the provisions of this Contract, the District may serve written notice upon the Contractor and its Surety of the District's intention to take over and/or terminate this Contract, the Work or any portion of either. This notice of intent to take over and/or terminate shall contain the reasons for such intention to and a statement to that effect that the Contractor's right to perform shall cease and terminate upon the expiration of ten (10) Days unless the circumstances giving rise to such notice have ceased and/or, been corrected in a manner satisfactory to the District.

(2)	If a Performance Bond has been issued for the Work then notice of take over and/or termination shall be also given to the Surety. In order for Surety to be entitled to take over the Work itself or through its contractor, the Surety shall: (1) give the District written notice of Surety's intention to take over and commence performance of this Contract within (15) Days of the District's service of said notice of intent to terminate upon Surety, and (2) actually commence performance of this Contract within thirty (30) Days of the District's service of said notice upon Surety.

(3)	In the event that the District elects to take over and/or terminate, then, without limitation to District's other rights under Applicable Laws: (a) the District may, without liability for so doing, take possession of and utilize in completion of the Work such materials, appliances, plants and other property belonging to the Contractor and its Subcontractors that are on the Site and reasonably necessary for such completion; (b) Surety and Contractor shall be jointly and severally liable to the District for any resulting Loss to the District; and (c) District shall have the right, without duplication and in addition to its other rights and remedies under this Contract or Applicable Laws, to withhold any payment to Contractor and/or by Unilateral Change Order to reduce the Contract Sum by the amount of any Loss resulting from Contractor's breach.

(4)
In the event that District elects to take over or terminate the Work or Contractor, then Contractor's right to payment for the portion of the Work completed in accordance with the terms of the Contract Documents shall be limited to the amounts set forth in Section 15, C, (3), below.

(5)	In the event that District elects to take over or terminate in accordance with this Section 15, A, then Contractor shall, without limitation to any of its other obligations under the Contract Document, comply with the requirements of Section 15, C, (1), below.

    B.          Termination by District for Convenience.

(1)	The District may terminate the Project, Work or this Contract, in whole or, from time to time, in part, if the District determines that a termination is in the District's interest.

(2)
Such termination for convenience shall be effective upon delivery to the Contractor of written notice specifying that the termination is for the convenience of the District, the extent of termination, and the effective date of such termination.

    C.          Obligations of Contractor Upon Termination (for Cause or Convenience) by District.

(1)	After receipt of notice of termination by District, and except as otherwise directed by the District's representative, the Contractor shall, regardless of any delay in determining or adjusting amounts due, if any, to Contractor, immediately proceed with the following obligations:

(a)	Stop Work as specified in the District's notice.

(b)	Complete any Work specified in the notice to be continued by Contractor in accordance with the Contract Documents.

(c)	Leave the Site and in a safe and sanitary manner such that it does not pose any threat to the public health or safety.

(d)
Provide to District, in writing, no later than two (2) Days after request by District, a statement: (1) listing all subcontracts, purchase orders and contracts between Contractor and each Subcontractor and Subconsultant that are outstanding, as well as any change orders, amendments and modifications thereto; (2) of the status of invoicing, payments and balance owing under each such subcontract, purchase order and contract; (3) of the status of performance and any claims asserted under each such subcontract, purchase order and contract; and (4) such other information as District may determine necessary in order to decide whether to accept assignment of any such subcontract, purchase order or contract;

(e)
promptly following and in accordance with District's written direction: (1) .-asOrt'Ito District or its designee those subcontracts, purchase orders or contracts, or portions thereof, between Contractor and a Subcontractor or Subconsultant that District elects to accept by assignment; (2) cancel, on the most favorable terms reasonably possible, any subcontract, purchase order or contract, or portion thereof, that District does not elect to accept by assignment; and (3) if requested by District, settle, with the prior written approval of District of the terms of settlement, all outstanding liabilities to Subcontractors with respect to the Work terminated or discontinued.

(f)	Place no further subcontracts or orders, except as necessary to complete the continued portion of the Contract, Project or Work.

(2)	Termination or take over of the Contract or Work by District for cause shall not relieve the Surety of its obligations under the Performance Bond and Payment Bond.

    SECTION 16    MAINTENANCE OF RECORDS; AUDIT

    A.    The Contractor, and any Subcontractors and Subconsultants, shalt keep or cause to be kept true and complete books, records, and accounts of alt financial transactions In the course of its activities and operations related to the Project. These documents may Include sales slips, invoices, payrolls, personnel records, requests for payment, and other data relating to all matters covered by the Contract Documents. At all times during and for four (4) years following the expiration of the Term of this Contract the Contractor, and any Subcontractors and Subconsultants, shall retain such data and records. Contractor shall make available for inspection and/or copying by District (at District's expense) at its principal place of business all requested data and records at any time during normal business hours, and as often as the District deems necessary. Upon explratkm of the Term of this Contract, if requested by District and upon receipt of payment for the same. Contractor shall provide District with one (1) complete copy of all books, records and accounts of all financial transactions in the course of its activities and operations related to the Project. Without limitation to District's other rights or remedies under Applicable Laws, failure to make requested records available for audit by the date requete.d witi constitute grounds for termination by District of this Contract for cause

    SECTION 17    LABOR COMPLIANCE PROGRAM AND PROJECT LABOR AGREEMENT
A.
Contractor and all the Subcontractors and Subconsultants shall at all times comply with the requirements of the Project Labor Agreement. Contractor shall include, and shall require the Subcontractors to include, contractual provisions in all contracts they enter into for the performance of the Work, requiring each Subcontractor, of every Tier, who furnishes any labor for the performance of Work, to comply with the provisions of the Project Labor Agreement at no additional cost. Any requirement currently set forth in, or hereafter developed, adopted or implemented pursuant to the terms of the Project Labor Agreement, that Is applicable to the Project, that is not set forth herein or that is by mistake incorrectly stated, shall be deemed to be inserted in the Contract and shall be read and enforced as though it were included herein; and, if through mistake or otherwise any such requirement is not inserted or if inserted and requires correction, then upon request of either Party this Contract shall forthwith be amended by Modification to make such insertion or correction. In the event of a conflict between the Project Labor Agreement and the provisions of the Contract Documents, the Project Labor Agreement shall control.

B.
Pursuant to California Labor Code Section 1771.7, District has implemented and shall enforce Labor Compliance Program that has been established for the Project A pre-construction conference will be held for the benefit of Contractor and the SuboOntractors and Subconsultants to discuss labor requirements of the Labor Compliance Program that apply to the Project at which attendance by Contractor is mandatory. The Labor Compliance Program includes, without limitation, provisions requiring Contractor to comply with the prevailing rates of wages, maintenance and submission of weekly certified payroll records, employment of apprentices and, compliance with legal hours of work, and debarment Contractor shall post *Notice of Initial Approver of the District's Labor Compliance Program at the Site in accordance with 8 California Code of Regulations 16429. Contractor, and any Subcontractors and Subconsultants, are required to comply with the requirements of the Labor Compliance Program, at no additional cost to District. Payroll records shall be certified and submitted to the labor compliance office and furthermore shall be available for inspection at all reasonable hours at the principal office of Contractor. Contractor shall include, and shall require the Subcontractors and Subconsultants to include, contractual provisions In all contracts they enter into for the performance of the Work, requiring each Subcontractor and Subconsultant, of every Tier, who furnishes any labor for the performance of Work, to comply with these provisions at no additional cost. Contractor and the Subcontractors and Subconsultants shall comply with all applicable provisions of the California Labor Code and the Labor Compliance Program relating to prevailing wage, hours of work, apprentices, and maintenance and submission of certified payroll reports, and shall pay appropriate penalties as described above, for failure to comply pursuant to the California Labor Code, including, but not limited to, Sections 1775, 1776, 1777.7 and 1813.

B.    Hours of Work.

(1)
As provided in Article 3 (commencing at Section 1810), Chapter 1, Part 7, Division 2 of the Labor Code, eight (8) hours of labor shall constitute a legal Day's work. The time of service of any worker employed at any time by Contractor or by any Subcontractor or Subconsultant on any subcontract under this Contract upon the Work or upon any part of the Work contemplated by this Contract shall be limited and restricted by Contractor to eight (8) hours per Day, and forty (40) hours during any one week, except as hereinafter ,provided. Notwithstanding the provisions herein above set forth, Work performed by employees of Contractor in excess of eight (8) hours per Day and forty (40) hours during any one week, shall be permitted upon the Work upon compensation for all hours worked in excess of eight (8) hours per Day at not less than one and one-half times the basic rate of pay.

(2)
Contractor shall keep and shall cause each Subcontractor and Subcontractor to keep an accurate record showing the name of and actual hours worked each calendar day and each calendar week by each worker employed In connection with the Work or any part of the Work contemplated by this Contract. The record shall be kept open at all reasonable hours to the inspection of District and to the Division of Labor Law Enforcement, Department of Industrial Relations of the State of California.

(3)
Pursuant to Labor Code Section 1813, Contractor shall pay to District (or District may reduce the Contract Sum by the amount of) a penalty of twenty-five dollars ($25) for each worker employed in the execution of this Contract by Contractor or by any Subcontractor or Subconsultant for each Day during which such workman is required or permitted to work more than eight (8) hours in any Day and forty (40) hours in any one calendar week In violation of the provisions of Article 3 (commencing at Section 1810), Chapter 1, Part 7, Division 2 of the Labor Code. Unless compensation to the worker so employed by Contractor is not less than one and one half (1 1/2) times the basic rate of pay for all hours worked in excess of eight (8) hours per Day.

(4)
Any Work necessary to be performed after regular working hours, or on Sundays or other holidays shall be performed at Contractor's own expense. Contractor will also pay at its own expense for overtime inspection costs which are not authorized by District and are over and above the normal rate.

C.    Apprentices.

(1)	Contractor acknowledges and agrees that this Contract Is governed by the provisions of Labor Code Section 1777.5. it shall be the responsibility of Contractor to ensure compliance with this Paragraph and with Labor Code Section 1777.5 for all apprenticeable occupations.

(2)
Apprentices of any crafts or trades may be employed and, when required by Labor Code Section 1777.5, shall be employed provided they are properly registered in full compliance with the provisions of the Labor Code.

(3)
Every such apprentice shalt be paid the standard wage paid to apprentices under the regulations of the craft or trade at which he is employed and shall be employed only at the Work of the craft or trade to which he is registered.

(4)
Only apprentices, as defined In Section 3077, who are in training under apprenticeship standards and written apprentice agreements under Chapter 4 (commencing at Section 3070), Division 3 of the Labor Code, are eligible to be employed. The employment and training of each apprentice shall be in accordance with the provisions of the apprenticeship standards and apprentice agreements under which he is training.

(5)	Pursuant to Labor Code Section 1777.5, if that Section applies to this Contract as indicated above, Contractor and any Subcontractor and Subconsultant employing workers in any apprenticeable craft or trade in performing any Work under this Contract shall apply to the applicable joint apprenticeship committee for a certificate approving Contractor or Subcontractor under the applicable apprenticeship standards for the employment and training of apprentices in the area or industry affected and fixing the ratio of apprentices to journeymen employed in performing the Work. However, approval as established by the joint apprenticeship committee or committees shall be subject to the approval of the Administrator of Apprenticeship. The joint apprenticeship committee or committees, subsequent to approving Contractor or the subject Subcontractor or Subconsultant, shall arrange for the dispatch of apprentices to Contractor or the Subcontractor in order to comply with this section. Contractor and each Subcontractor and Subconsultant shall submit Contract award information to the applicable joint apprenticeship committee which shall include an estimate of journeyman hours to be performed under the Contract, the number of apprentices to be employed, and the approximate dates the apprentices will be employed. Contractor or Subcontractors shall not be required to submit individual applications for approval to local joint apprenticeship committees provided they are already covered by the local apprenticeship standards. The ratio of Work performed by apprentices to journeyman, who shall be employed in the craft or trade on the Project, may be the ratio stipulated in the apprenticeship standards under which the joint apprenticeship committee operates, but, except as otherwise provided in this Section 17, in no case shall the ratio be less than one hour of apprentices work for every five hours of labor performed by a journeyman.However, the minimum ratio for the land surveyor classification shall be less than one apprentice for each five journeyman.

(6)
Any ratio shall apply during any day or portion of a day when any journeyman, or the higher standard stipulated by the joint apprenticeship committee, is employed at the Site and shall be computed on the basis of the hours worked during the day by journeymen so employed, except for the land surveyor classification. Contractor shall employ apprentices for the number of hours computed as above before the end of the Contract. However, Contractor shall endeavor, to the greatest extent possible, to employ apprentices during the same time period that the journeymen in the same craft or trade are employed at the Site. Where an hourly apprenticeship ratio is not feasible for a particular craft or trade, the Division of Apprenticeship Standards, upon application of a joint apprenticeship committee, may order a minimum ratio of not less than one apprentice for each five journeymen in a craft or trade classification.

(7)
Contractor and each Subcontractor and Subconsultant, if covered by this Section 18, upon the Issuance of the approval certificate, or if previously approved in the craft or trade, shall employ the number of apprentices or the ratio of apprentices to journeymen stipulated in the apprenticeship standards. Upon proper showing by Contractor or Subcontractor or Subconsuitant that it employs apprentices in the craft or trade in the state on all of its contracts on an annual average of not less than one hour of apprentice work for every five hours of labor performed by a journeyman, or in the land surveyor classification, one apprentice for each five journeymen, the Division of Apprenticeship Standards may grant a certificate exempting Contractor from the 1-to-5 hourly ratio as set forth in this Section 18. This Paragraph 7 hall not apply to contracts of general contractors or to contracts of specialty contractors not bidding for work through a general or prime contractor, when the contracts of general contractors or those specialty contractors involve less than thirty thousand dollars ($30,000). Any Work performed by a journeyman in excess of eight hours per Day or 40 hours per week, shall not be used to calculate the hourly ratio required by this Section 18. "Apprenticeable craft or trade," as used in this Section 18 means a craft or trade determined as an apprenticeable occupation in accordance with rules and regulations prescribed by the Apprenticeship Council. The joint apprenticeship committee shall have the discretion to grant a certificate, which shall be subject to the approval of the Administrator of Apprenticeship, exempting a contractor from the 1-to-5 ratio set forth in this Section 18 when it finds that any one of the following conditions is met:

(a)	Unemployment for the previous three-month period in the area exceeds an average of 15 percent (15%), or

(b)	The number of apprenttma in training in such area exceeds a ratio of 1-to-5.

(c)
There is a showing that the apprenticeable craft or trade is replacing at least one-thirtieth (1/30) of its journeymen annually through apprenticeship training, either on a statewide basis or on a local basis.

(d)	Assignment of an apprentice to any work performed under a public works contract would create a condition which would jeopardize his or her life or the life, safety, or property of fellow employees or the public at large, or If the specific task to which the apprentice is to be assigned is of such a nature that training cannot be provided by a journeyman.

(8)
When exemptions are granted to an organization which represents contractors in a specific trade from the 1 -to-5 ratio on a local or statewide basis, the member contractors will not be required to submit individual applications for approval to local joint apprenticeship committees. if they are already covered by the local apprenticeship standards.

(9)
Pursuant to Labor Code Section 1777.5, Contractor and any Subcontractor and Subconsultant under Contractor, who, in performing any of the Work under the Contract, employs journeymen or apprentices in any apprenticeable craft or trade and who is not contributing to a fund or funds to administer and conduct the apprenticeship program in any such craft or trade in the area of the Site, to which fund or funds other contractors In the area of the Site are contributing, shall contribute to the fund or funds In each craft or trade in which he or she employs journeymen or apprentices on the Project in the same amount or upon the same basis and in the same manner as the other contractors do, but where the trust fund administrators are unable to accept the funds, contractors not signatory to the trust agreement shall pay a like amount to the California Apprenticeship Council. The Division of Labor Standards Enforcement is authorized to enforce the payment of the contributions to the fund or funds as set forth in Labor Code Section 227.

(10)	The responsibility of compliance with this Section 18 and Section 1777.5 for all apprenticeable occupations is with Contractor.

(11)	All decisions of the joint apprenticeship committee under this Section 18 and Section 1777.5 are subject to Section 3081.

(12)
It shall be unlawful for an employer or a labor union to refuse to accept otherwise qualified employees as registered apprentices on the grounds of race, religious creed, color, national origin, ancestry, sex, or age, except as provided in Section 3077.

(13)	Pursuant to Section 1777.7, in the event Contractor or a Subcontractor willfully fails to comply with the provisions of this Section 18 and Section 1777.5 of the Labor Code:

(a)
The Director of Industrial Relations shall deny Contractor or a Subcontractor, both individually and in the name of the business entity under which Contractor or the Subcontractor Is doing business, the right to bid on or to receive, any public works contract for a period of up to one year for the first violation and for a period of up to three (3) years for the second and subsequent violations. Each period of debarment shall run from the date the determination of noncompliance by the Administrator of Apprenticeship becomes an order of the California Apprenticeship Council.

(b)	Contractor or a Subcontractor or Subconsultant who violates Section 1777.5 shall forfeit as a civil penalty an amount not exceeding one hundred dollars ($100) for each calendar day of noncompliance. Pursuant to Section 1727, upon receipt of a determination that a civg penalty has been imposed, District may reduce the Contract Sum by the amount of the civil penalty .

(14)
In lieu of the penalty provided for above, the Director of Industrial Relations may for a first time violation and with the concurrence of the joint apprenticeship committee, order Contractor or Subcontractor or Subconsultant to provide apprentice employment equivalent to the work hours that would have been provided for apprentices during the period of noncompliance.

(15)	Any penalties assessed by the awarding body pursuant to this Section 18 shall be deposited in the general fund of District

(16)	The interpretation and enforcement of Labor Code Section 1777.5 shall be in accordance with the rules and procedures of the California Apprenticeship Council.

(17)	Contractor shall become fully acquainted with the Applicable Laws regarding apprentices prior to commencement of the Work. Special attention is directed to Sections 1777.5, 1777.6, and 1777.7 of the Labor Code. and Title 8, California Code of Regulations, Section 200 et seq. Questions may be directed to the State Division of Apprenticeship Standards, 455 Golden Gate Avenue, San Francisco, California.

SECTION 19  BONDING REQUIREMENTS

Prior to commencing Work, Contractor shall furnish, without adjustment to the Contract Sum, a Performance Bond in an amount equal to one hundred percent (100%) of the Contract Sum and a Payment Bond to guarantee payment of all claims for labor and materials furnished, in an amount equal to one hundred percent (100%) of said Contract Sum (collectively 'Bonds"). The Bonds shall be issued using the forms in Attachment "M" - "Performance and Payment Bond Forms". The Surety(ies) supplying the Payment Bond and Performance Bond shall be an 'admitted surety insurer," as defined by Section 995120 of the Code of Civil Procedure authorized to do business In the State of California, and reasonably satisfactory to District. The Surety supplying the Performance Bond shall have an A.M. Best's Insurance Rating of not less than The Payment and Performance Bonds shall remain in effect until Final Completion of the entirety of the Work and payment of all stop notices and Claims by Contractor or the Subcontractors, of any Tier, have been satisfied. The filing of Performance and Payment Bonds shall provide security to the District to ensure the proper completion of the construction under this Contract, including the initial warranty period, and are not being furnished to cover the performance of any energy guaranty or guaranteed savings under this Contract. The Payment Bond and Performance Bond shall each name the District as obligee. Neither Changes nor adjustments to the Contract Sum or Contract Time shall in any way release or exonerate Contractor or its Surety(ies) from their obligations, and notice thereof shall be waived by the Surety(ies).

SECTION 20  BONDING REQUIREMENTS

[intentionally omitted]

SECTION 21 CONTRACTOR WARRANTY, CONTRACTOR PERFORMANCE GUARANTEE AND SUBCONTRACTOR WARRANTIES

A.
Contractor Warranty. Contractor guarantees that all materials, equipment, workmanship related to the Project Facility shall be free of defects for a period of twelve (12) months from Substantial Completion of the Project Facility. The Contractor Warranty shall be renewed for any portion of the labor, equipment appears within twelve (12) months after Substantial Completion and shall be thereafter extended for an additional period of twelve (12) months. All services provided under the Contractor Warranty shall be performed in a timely manner and at the reasonable convenience of the District. The Contractor Warranty expressly excludes any remedy for damage caused by improper use by District, improper or inadequate maintenance by District, corrosion, erosion or deterioration (other than corrosion, erosion or deterioration caused by a defect in the Work), abuse by District, modifications or repairs not performed by an authorized Subcontractor (unless Contractor has failed, after request by District, to provide for repair by an authorized Subcontractor), improper operation by District, or normal wear and tear under normal usage. The Contractor Warranty is not intended and shall not be interpreted as a limit upon the District's rights under any Subcontractor warranties that are required by the Project Criteria or that are otherwise provided in connection with the Work. Contractor's liability under the Contractor Warranty shall be limited to repairing or replacing (if repair is not sufficient fully cure the breach of the Contractor Warranty) the labor, equipment or materials that are the basis for the breach of the Contractor Warranty (including the repair or replacement of any other property or work damaged in the course of such replacement or repair). If the Contractor is unable, after receipt of two (2) written notices given to Contractor by District, to successfully repair or replace the labor, equipment or materials within six (6) months of the second notice, then the District's repair and replace warranty shall be deemed to have failed and the District's rights and remedies shall not be limited by the provisions of this Section 21.

B.
Subcontractor Warranties. The Subcontractor warranties for equipment and materials shall comply with the requirements of the Project Criteria. Each shall commence no earlier than the date of issuance of the Certificate of Substantial Completion for the Project Facility in which such warranted portion of the Work is contained. Contractor shall provide that each Subcontractor will provide such warranty or guarantee In writing directly to District. Warranties by Subcontractors shall be provided directly by the entity providing such extended warranty and shall run directly to the District If they do not run directly to the District, then any rights that Contractor may have under such warranty shall be deemed assigned to District. Contractor shall (as a separate service to District and not as part of its Contractor Warranty or Contractor Performance Guarantee) and at Contractors own expense, assist, facilitate and cooperate with District in exercising District's rights under the Subcontractor warranties, including, without limitation, making at District's request appropriate demands and assisting District is securing performance under any Subcontractor warranty.

SECTION 23 ASSIGNMENT OF ANTI TRUST CLAIMS

California Public Contract Code Section 7103.5(b), which is hereby incorporated by this reference, provides:

"In entering into a public works contract or a subcontract to supply goods, services, or materials pursuant to a public works contract, the contractor or the subcontractor offers and agrees to assign to the awarding body [the District] all rights, title, and interest in and to all causes of action it may have under Section 4 of the Clayton Act, (15 U.S.C. Sec. 15) or under the Cartwright Act (Chapter 2 (commencing with Section 16700) of Part 2 of Division 7 of the Business and Professions Code), arising from purchases of goods, services, or materials pursuant to the public works contract or the subcontract. This assignment shall be made and become effective at the time the awarding body tenders final payment to Contractor or contractor, without further acknowledgement by the parties."

Contractor for itself and all the Subcontractors and Subconsultants agree to assign to District all rights, title and interest in and to all such causes of action Contractor and all the Subcontractors and Subconsultants may have under Section 4 of the Clayton Act, (15 U.S.C. Sect. 15) or under the Cartwright Act (Chapter 2 (commencing with Section 16700) of Part 2 of division 7 of the Business and Professions Code), arising from purchase of goods, services, or materials pursuant to the public works contract or the subcontract. Contractor shall require assignments from all the Subcontractors and Subconsultants to comply herewith.

SECTION 24 SEPARATE CONTRACTORS

District reserves the right to perform construction or operations on the Site though Its Separate Contractors or District's own forces. District and Contractor shall cooperate to coordinate the activities of Contractor and its Subcontractors with the District's Separate Contractors, employees and agents so as avoid and minimize Delay affecting either the Work or such other construction or operations. If part of Contractor's Work depends for proper execution on the construdiun by the Separate Contractors or District's own forces, Contractor shall, prior to proceeding with that portion of the Work, promptly report to the District apparent discrepancies or defects in such construction or operations that would render the Work unsuitable. deficient or not in compliance with the Contract Documents. if a dispute arises between Contractor and a Separate Contractor as to the responsibility for maintaining the Site and surrounding area free from waste materials and rubbish, the District may dean up and allocate the cost thereof among those responsible as the District determines to be just.

SECTION 25 USE OF PREMISES

Contractor shall confine operations at the Site to areas permitted by Applicable Laws, Applicable Permits and the Contract Documents and shall not unreasonably encumber the Site or existing facilities on the Site with any materials or equipment Contractor shall not load or permit any part of the Work to be loaded with a weight so as to endanger the safety of persons or property at the Site.

SECTION 26 CLEANING UP

Contractor shall at all times keep the Site free from accumulations of waste material or rubbish caused by the performance of the Work, and at Substantial Completion and Final Completion of each Project Facility. Contractor shall remove from the all such waste material and rubbish and all tools, scaffolding and surplus materials belonging to Contractor and/or is Subcontractors, it being specifically understood that at prior to turning over any portion of the Work to the District for beneficial use and occupancy. Contractor shall leave the are to be occupied or used at the Site "broom clean," or its equivalent, unless more exactly specified.

District warrants and represents that District has, and will continue to retain at all times during the course of constriction, legal title to the Site and that said land is properly subdivided and zoned so as to permit the construction and use of said Site. District further warrants and represents that title to said land is free of any easements, conditions, limitation, special permits, variances, agreements or restrictions which would prevent, limit, or otherwise restrict the construction or use of said Site.

SECTION 28 TRENCH SHORING

As required by California Labor Code Section 6705, if the Contract Sum exceeds Twenty-Five Thousand Dollars ($25,000) and involves the excavation of any trench or trenches five (5) feet or more in depth, Contractor shall, in advance of commencing excavation, submit to District a detailed plan showing the design of shoring, bracing, sloping or other provisions to be made for worker protection from the hazard of caving ground duging the excavation of such trench or trenches. If such plan varies from the Shoring Systems Standards established by the Construction Safety Orders of the Division of Industrial Safety, the plan shall be prepared by a registered civil or structural engineer, employed by Contractor at Contractor's own expense. Nothing in this Section shall be deemed to allow the use of a system less effective than that required by such Construction Safety Orders. No excavation of such trench or trenches shall be commenced until such plan has been reviewed by District or Its Consultant assigned to conduct such review. Nothing in this Section shall be construed to impose any liability, including, without limitation, any tort liability, upon neither District nor any of its officers, agents, representatives or employees.

SECTION 29 INSURANCE

B. Coverage; Subcontractor, Subconsultant Insurance.

(1)
Contractor shall maintain and shall require that every Subcontractor and Suboonsultant, of any Tier, performing or providing any portion of the Work obtain and maintain, for the duration of its performance of the Work and for the full duration of all guarantee or warranty periods set forth in the Contract Documents (and such longer periods as required below for completed operations coverage), the insurance coverage outlined in (a) through (d) below, and all such other insurance as required by Applicable Laws; provided, however, that Subcontractors not providing professional services shall not be required to provide Professional Liability coverage and except where District has given its written approval to waive said limits for a specific Subcontractor.

(a)	Commercial General Liability and Property Insurance, on an 'occurrences form covering occurrences (including, but not limited to those listed below) arising out of or related to operations, whether such operations be by the Contractor, a Subcontractor or Subconsultant or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable, involving damage or loss, of any kind: (1) because or bodily injury, sickness or disease or death of any person other than the Contractor's, Subcontractors or Subconsultant's employees; (2) sustained (a) by a person as a result of an offense directly or indirectly related to employment of such person, or (b) by another person; (3) other than to the Work itself, because of injury to or destruction of tangible property including loss of use resulting therefrom; (4) because of bodily injury, death of a person or property damages arising out of ownership, maintenance or use of a motor vehicle; (5) contractual liability insurance; and (6) completed operations, with limits as follows:

$2,000,000 per occurrence for Bodily Injury and Property Damage.

$2,000,000 General Aggregate - other than Products/Completed Operations.

$1,000,000 Products/Completed Operations Aggregate for the duration of a period of not shorter than 1 year after Final Completion and Acceptance of the Project.

$1,000,000 Personal & Advertising Injury.

Full replacement value for Fire Damage.

and including, without limitation, special hazards coverage for: $1,000,000 Material hoists

$1,000,000 Explosion, collapse & underground (XCU

(b)	Auto Liability insurance, on an occurrence form, for owned, hired and non-owned vehicles with limits of $1,000,000 per occurrence

(c)	Professional Liability insurance (only to be provided by Subconsultants or Subcontractors performing professional services), written on a "claims-made" form, with limits of:

$1,000,000 per claim $1,000,000 aggregate

(d)
Excess Liability insurance, on an "occurrence" form, in excess of coverages provided for Commercial General Liability, Auto Liability, Professional Liability and Employer's Liability, with limits as follows:

$1,000,000 each occurrence (or, In the case of coverage in excess of Professional Liability, each claim).

$1,000,000 aggregate

(2)
Evidence of Insurance. Upon request of District, Contractor shall promptly deliver to District Certificates of Insurance evidencing that the Subcontractors and Subconsultants have obtained and maintained policies of insurance in conformity with the requirements of this Section 29. Failure or refusal of Contractor to do so may be deemed by District to be a material default by Contractor of the Contract

(3)
Builder's Risk "All-Risk" Insurance. Builder's Risk 'All Risk' Insurance will be purchased by District, which shall include primary coverage protecting the insured's interest in materials, supplies, equipment, lectures, structures, and real property to be incorporated into and forming a part of the Project and with policy limits protects up to the Estimated Maximum Value of the Project for any one loss or occurrence and with deductibles of between $5,000-$25,000 per occurrence. Said Builder's Risk policy shall be endorsed to add Contractor and its Subcontractors of the first Tier and Suboonsultants of the first Tier as additional named insureds, as their interests may appear, and to waive the carrier's right of recovery under subrogation against Contractor and all Subcontractors and Subconsultants whose interest are insured under such policy. If a claim results from any construction activity of Contractor or a Subcontractor of Subconsultant, then Contractor or the Subcontractor or Subconsultant having care, custody and control of the damaged property shall pay the deductible amount. Any loss or damage covered by the Builder's Risk Policy shall be adjusted by and payable to District, or its designee, for the benefit of all parties as their interest may appear. District shall not be responsible for loss or damage to and shall not obtain and/or maintain In force insurance on temporary structures, construction equipment, tools or personal effects, owned, rented to, or in the care, custody and control of Contractor or any Subcontractor or Subconsultant. In the event of loss or damage is caused by the acts or omissions of Contractor or its Subcontractors or Subconsultants that is not covered by the Builders Risk policy, the cost of the repair and/or replacement of such loss or damage shall be at Contractor's own expense. District, Contractor and all Subcontractors and Subconsultants each and all waive rights of subrogation against each other to the extent that said Builder's Risk policy covers property damage arising out of the perils of fire or other casualty also covered by Contractor's or a Subcontractor's or Sub consultant's insurance policy.

(4)
Policy Requirements and Endorsements. Except as otherwise stated in this Paragraph 4, Contractor's self-Insurance and each policy of insurance required to be provided by Subcontractors and Subconsultants shalt comply with the following:

(a)
The Contractor's self-insurance or the insurance policies shall contain waivers of subrogation rights against District, members of the Board of Trustees, District's Consultants, and each of their respective agents, employees and volunteers, and the State Allocation Board

(b)
The Contractor's self-insurance or the insurance policies provided for Commercial General Liability, Auto Liability, as well as any Excess Liability coverage in excess thereof, shall be endorsed to include, individually and collectively, the District, members of the Board of Trustees, District's Consultants, and each of their respective agents, employees and volunteers, and the State Allocation Board, as additional insureds.

(c)
The Contractor's self-insurance or the insurance polices shall provide that the insurance is primary coverage with respect to District and all other additional insureds, shall not be considered contributory insurance with any Insurance policies of the District or any other additional insureds, and all insurance coverages provided by District and any other additional insureds shall be considered excess to the coverages provided by the Subcontractor or Subconsultant.

(5)
Deductibles. In the event of any loss or damage covered by a policy of insurance required to be obtained and maintained a Subcontractor or Subconsultant hereunder, Contractor shall be solely and exclusively responsible for the payment of the deductible, if any, under such policy of insurance, without adjustment to the Contract Sum.

(6)
Insurer Ratings. The policies of Insurance required to be obtained by Subcontractors and Subconsultants shall be issued by Insurer having: (a) A.M. Best rated A- or better, (b) A.M. Best Financial Size Category VII or higher. and (c) authorized under California law to transact business in the State of California and authorized to issue insurance policies in the State of California. Contractor shall include in its contracts with its Subcontractors and Subconsultants provisions stating that If at any time during performance of the Work, the insurer fails to comply with any of the foregoing requirements, then within thirty (30) Days of District's or Contractor's written notice of the Insufficiency of the insurer, such insurer shaft be replaced with another insurer who does comply with said requirements.

(7)	Cancellation. Each of the foregoing policies of insurance shall require the insurer to provide, written notice to District and all additional insureds no later than thirty (30) Days prior to any cancellation, material change in terms or reduction In the limits of any Insurance required to be maintained by the Subcontractor or Subconsultant. Should any coverage required to be provided by a Subcontractor or Subconsultant be cancelled, its terms materially changed or its limits reduced below the requirements of this Section 29, then District shall have the right but not the obligation, after written notice to Contractor, to procure replacement insurance at no cost to District.

(8)	No Limitation or Waiver. Nothing contained in this Section 29 is to be construed as limiting the extent of Contractors responsibility for Losses resulting from its operations or performance of the Work under the Contract Documents. in no instance will the District's exercise of its option to occupy and use completed portions of the Work relieve Contractor of its obligation to maintain self-insurance or Subcontractor and Subconsultant insurance for the full duration of time required under this Section 29.

SECTION 30 INDEMNIFICATION

A.
Contractor Indemnification Obligation. Contractor shall indemnify, hold harmless and defend the District, Board of Trustees, District's Consultants, and each of their members, officers, employees, agents, insurers and volunteers ("Indemnitee(s)"), from and against any and all Losses arising out of or relating to any of the following: (1) any act or omission of Contractor or a Subcontractor or Subconsultant, of any Tier, constituting negligence, breach of contract, breath of warranty or willful misconduct; (2) the nonpayment of any Subcontractor or Subconsultant, of any Tier, for the Work performed; (3) the violation by Contractor or a Subcontractor, of any Tier, of any labor agreements; provided, however, that nothing contained herein shall be construed as obligating Contractor to indemnify an Indemnitee for Losses resulting from that Indemnitee's sole negligence, that lndemnitee's active negligence or willful misconduct of such Indemnitee or its agents, servants or independent contractors who are directly responsible to such lndemnitee, where such sole negligence, active negligence or willful misconduct has been determined by agreement of Contractor and that Indemnitee or has been adjudged by the final and binding findings of a court or arbitrator of competent jurisdiction. In instances where the active negligence or willful misconduct of an Indemnitee or its agents, servants or independent contractors who are directly responsible to such Indemnitee accounts for only a percentage of the Loss involved, the obligation of Contractor will be for that portion of the Loss not due to the active negligence or willful misconduct of such Indemnitee or its agents, servants or independent contractors who are directly responsible to such Indemnitee. The waiver of Consequential Damages provisions of Section 21, above, shall not apply to Contractor's indemnification obligations for Losses suffered by the District from claims made by third parties.

B.
Not Limited by Insurance. The indemnification, defense and hold harmless obligations of Contractor under this Section 30, as well as any such obligations stated elsewhere in the Contract Documents: (1) shall not be limited by the amounts or types of insurance (or the deductibles or self-insured retention amounts of such insurance) which Contractor or any Subcontractor of Subconsultant Is required to carry under the terms of the Contract Documents; (2) are independent of and in addition to the Indemnitees' rights under the Insurance to be provided by Contractor or any Subcontractor or Subconsultant; and (3) shall not be limited, in the event of a claim against an Indemnitee by an employee of Contractor, a Subcontractor, a Subconsultant, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, by a limitation on amount or type of damages, compensation or benefits payable by or for Contractor or Subcontractor or Subconsultant under any workers compensation act, disability benefit act or other employee benefit program.

C.
Subcontractors, Subconsultants. Contractor agrees to include provisions identical to those set forth in this Section 30 in the agreements it executes with each and every Subcontractor and Subconsultant, of every Tier. In the event Contractor fails to do so, Contractor agrees to be fully responsible to provide such defense and indemnification on the Subcontractor's or Subconsultant's behalf according to the terms of this Section 30.

D.
Other Rights. Notwithstanding anything stated in this Section 30 or elsewhere in the Contract Docuinents to the contrary. an Indemnitee's right to seek equitable indemnity and contribution from Contractor is in no way diminished or precluded by any agreement by Contractor to provide express contractual indemnity to such indemnitee.

E.
Defense Costs. The Contractors obligation to defend under this Section 30 includes, without limitation, the obligation to immediately reimburse an Indemnitee for any attorney's fees), court costs (statutory and non-statutory), arbitration and mediation expenses, professional, expert and consultant fees, investigative costs, postage costs, document copying costs, telecopy costs and any and all other costs and expenses associated with defense of such Indemnitee) as and when Incurred by any Indemnitee in defense of a claim by any third person or entity as a result of Contractors failure or refusal to comply with its immediate defense obligation to such Indemnitee. Nothing stated in this Section 30 or elsewhere in the Contract Documents shall be interpreted as providing or implying that the obligation of Contractor to defend an Indemnitee against an alleged Loss that is within the scope of the Contractor's indemnification obligation under this Section 30 or under any other provision of the Contract Documents is to any extent released, excused, limited or relieved by a finding, determination, award or judgment by a court or arbitrator that the alleged Loss was due to circumstances not within the scope of such indemnification obligation, provided that, in the event that such findings, determination, award or judgment states that such loss was due to the sole negligence, active negligence or willful misconduct of the Indemnitee, the Indemnitee shall reimburse Contractor for all the above-stated reimbursable costs and expenses paid by Contractor for the defense of the Indemnitee.

SECTION 32 SITE USE AND ACCESS

D.
Coordination. Contractor shall: (1) coordinate its operations with, and secure the approval of, the District before using any portion of the Site; (2) leave its Work and storage areas and surrounding areas at the Site in as good condition as it found them and restore them to the condition they were in prior to its commencing the Work; (3) confine its operations, access and parking at the Site to areas permitted by Applicable Laws, Applicable Permits and the Contract Documents and not unreasonably encumber the Site with materials or equipment; and (4) keep mobile equipment and operable machinery locked or otherwise made inoperable whenever left unattended. Contractor shall confine apparatus, the storage of materials and the operations of the workers to the areas designated by District. Without limitation to the foregoing, Contractor acknowledges that it is experienced in performing construction within limited and confined areas and spaces such as those that are anticipated to exist on the Site and agrees to assume responsibility, without adjustment to the Contract Sum or Contract Time, to take all responsible measures (including, without limitation, those related to protection, storage, staging and deliveries) as may be necessary to adapt its performance to the constraints of the Site.

E.	Restrictions. Contractor shall not allow any person, other than the workers, Subcontractors, Subconsultants, and authorized union representatives, or other individuals authorized by the District, to come upon any portion of the Site where the Work is being performed. Contractor shall submit to the District the names of all personnel either directly employed by Contractor or in the employ of any of the Subcontractors or Subconsultants who will be present at the Site. All personnel will be required to register and wear badges furnished by the District. Personnel not displaying badge identification will be removed from the Site. All such badges shall all be returned to the District when no longer needed for performance of the Work.

G.	Prohibited Substances. Contractor shall not permit the use of tobacco or the possession of alcohol or controlled substances on the Site.

SECTION 38 NON-DISCRIMINATION

A.
Contractor shall not discriminate in the provision of services hereunder because of race, color, religion, national origin, ancestry, sex, age, sexual orientation, marital status, AIDS or disability in accordance with the requirements of Applicable Laws. For the purpose of this Section, discrimination in the provision of services may include, but is not limited to the following: (1) denying any person any service or benefit or the availability of a facility; (2) providing any service or benefit to any person which is not equivalent, or in a nonequivalent manner or at a non-equivalent time, from that provided to others; (3) subjecting any person to segregation or separate treatment in any manner related to the receipt of any service; (4) restricting any person in any way in the enjoyment of any advantage or privilege enjoyed by others receiving any service or benefit; (5) treating any person differently from others in determining admission, enrollment, eligibility, membership, or any other requirement or condition which persons must meet in order to be provided any service or benefit. Contractor shall ensure that services are provided without regard to race, color, religion, national origin, ancestry, sex, age, sexual orientation, marital status, AIDS or disability. Contractor shall establish and maintain written procedures under which any person, applying for, performing or receiving services hereunder, may seek resolution from Contractor of a complaint with respect to any alleged discrimination. Such persons shall be advised by Contractor of these procedures. A copy of such procedures shall be posted by Contractor in a conspicuous place, available and open to the public, in each of Contractor's facilities where Work is to be prepared or performed.

B.
Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, national origin, ancestry, sex, age, sexual orientation, marital status, AIDS or disability in accordance with requirements of Applicable Laws. Without limitation to any other provisions of this Section, in the performance of the obligations under the Contract Documents, the Contractor and the Subcontractors and Subconsultants shall comply with all applicable provisions of the California Fair Employment Practices Act (California Government Code Sections 12940-48) and the applicable equal employment provisions of the Civil Rights Act of 1964 (42 U.S. C. 200e -217), whichever is more restrictive. Contractor and the Subcontractors and Subconsultants shall ensure that qualified applicants are employed and that employees are treated during employment without regard to race, color, religion, national origin, ancestry, sex, age, sexual orientation, marital status, AIDS or disability, in accordance with requirements of Applicable Laws. Such shall include, but not be limited to, the following: (1) employment, promotion, demotion, transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and (2) selection for training, including apprenticeship. Contractor agrees to post in conspicuous places in each of Contractor's facilities preparing or providing the Work hereunder, available and open to employees and applicants for employment, notices setting forth the provisions of this Section. Contractor shall, in all solicitations or advertisements for employees placed by or on behalf of Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, national origin, ancestry, sex, age, sexual orientation, marital status, AIDS or disability, in accordance with requirements of Applicable Laws. Coptractor shall send to each labor union, or representative co-workers with which it has a collective bargaining agreement or other contract or understanding a notice advising the labor union or the workers' representative of Contractor's commitments under this Section.

C.
In accordance with Applicable Laws, Contractor shall allow duly authorized representatives of the County, State, and Federal government access to its employment records during regular business hours in order to verify compliance with the provisions of this Section. Contractor shall provide such other information and records as such representatives may require in order to verify compliance with the provisions of this Section. If the District finds that any of the provisions of this Section have been violated by Contractor or any of the Subcontractors or Subconsultants, such violation shall, if not cured in the manner required by this Contract, constitute an Event of Default by Contractor upon which District may cancel, terminate or suspend this Contract or any portion of the Work undertaken hereunder. While District reserves the right to determine independently that the anti-discrimination provisions of the Contract have been violated, in addition, a determination by the California Fair Employment and Housing Commission or the Federal Equal Employment Opportunity Commission that Contractor or the Subcontractor or Subconsultant has violated State or Federal anti-discrimination laws shall constitute a finding by the District that Contractor or the Subcontractor or Subconsultant has violated the provisions of this Section.

D.
Contractor hereby agrees that it will comply with Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. 794) and similar Applicable Laws relating to employment of or access to persons with disabilities, all requirements imposed by applicable Federal Regulations, and all guidelines and interpretations issued pursuant thereto, to the end that no qualified disabled person shall, on the basis of disability, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity of Contractor receiving Federal Financial Assistance.

SECTION 39 COMPLIANCE WITH DTSC GUIDELINES/IMPORTED SOILS

If the Project requires the use of imported soils, the Contractor shall be responsible to use and shall certify that the imported material it uses is free of any Hazardous Materials of any nature or type as defined in accordance with California Law and the California Health and Safety Code. The District reserves the right to reject any imported material that has come from agricultural or commercial land uses. Contractor must notify the District of the source of material and comply with all Environmental Laws, including (but not limited to) any Los Angeles Regional Water Quality Control Board rules, regulations and resolutions, and when applicable, with the guidelines of the Department of Toxic Substances Control (DTSC).

SECTION 60 CONFIDENTIALITY

Contractor shall treat all information and data furnished to it by District or its Consultants, or otherwise obtained or prepared by the Contractor concerning the Project or the Work, as strictly confidential and shall not disclose any of the same to any other person or entity unless required to do so in connection with Contractor's performance of the Contract or any filings or applications submitted to Governmental Authorities. Contractor's obligation of confidentiality hereunder shall not apply to: (1) information which is in the public domain through no action or inaction of Contractor; or (2) information proprietary to the Contractor that was in the possession of Contractor prior to the Contract Effective Date. Contractor shall instruct all of its employees and all of its Subcontractors and Subconsultants of this obligation and shall be responsible for their full compliance herewith.

Attachment D

1.7.5
Allowable Markups. Except as otherwise provided in Part .5, below, of this Paragraph 1.7.5 or elsewhere in the Contract Documents, adjustments to the Contract Sum for Compensable Changes or Deleted Work shall be calculated based upon the Allowable Costs added (in the case of Compensable Change) or saved (in the case of Deleted Work) plus the Allowable Markups set forth below, which markups shall be deemed full compensation for, without limitation, the following: (1) direct and indirect overhead, insurance and bond premiums, consumables, small tools, cleanup and profit of Contractor; (2) direct and indirect overhead, insurance and bond premiums, consumables, small tools, cleanup and profit of the Subcontractors, and Subconsultants, of every Tier; and (3) all other costs set forth in Paragraph 1.7.4, above. The Allowable Markups, shall be computed as follows:

\
.3 Lower-Tier Subcontractor or Subconsultant Work:

(i) Compensable Change. With respect to a Compensable Change performed by a Subcontractor or Subconsultant below the first-Tier, the added Allowable Markup shall for each such Tier be (a) fifteen percent (15%) of the (b) cumulative Allowable Costs added for that portion of the Compensable Change performed by such lower-Tier Subcontractor or Subconsultant; plus (c) five percent (5%) for first Tier Subcontractors and Subconsultants, plus (d) an additional Allowable Markup on the sum of (a), (b) and (c) of twenty-five percent (25%) by Contractor.

(ii) Deleted Work. Subject to further adjustment as provided in Paragraph 1.7.8, below, with respect to Deleted Work involving Work to be performed by second and any lower-Tier Subcontractors, the District shall be entitled to a cumulative credit from the lower-Tier Subcontractors of (a) eight percent (8%) of the (b) Allowable Costs for portion of the Deleted Work involving the Work of such lower-Tier Subcontractors, and (c) an additional credit from the first-Tier Subcontractor on the sum of (a) and (b) of five percent (5%), and (d) an additional credit from Contractor on the sum of (a), (b) and (c) of five percent (5%).

.4 Review of Markups. It is Contractor's responsibility to review information submitted by Subcontractors and Subconsultants to ensure that all markups by Subcontractors and Subconsultants, of every Tier, comply with the requirements of the Contract Documents. Payment by the District of markups that exceed Allowable Markups shall not be considered as a waiver by the District of the right to repayment by Contractor of any markup charged that is in excess of Allowable Markups.

.5 No Markup Allowed. Notwithstanding and without limitation to anything else stated in the Contract Documents, Contractor shall not be entitled to an Allowable Markup or any other amount or allowance as markup for overhead or profit on sums due to Contractor for Extra Work that are based on agreed unit prices; or (2) other amounts with respect to which the Contract Documents provide that no additional Allowable Markup shall be paid.

EXHIBIT C
Lien Waivers and Releases

CONDITIONAL WAIVER AND RELEASE
UPON PROGRESS PAYMENT

Project Name:

CES Contract Number:

Upon receipt by the undersigned of a check from Chevron Energy Solutions Company ("CES") in the sum of $
                                                                                                                                                                                                 (amount of check)
payable to
                          (Contractor Company name)
and when the check has been properly endorsed and has been paid by the bank upon which it is drawn, this document shall become effective to release any mechanic's lien, stop notice, or bond right the undersigned has on the job of located at
                                               (owner's name)

(address of location/job description--if multiple sites/locations, please specify amount of funds allocated to each site/location)
to the following extent. This release covers a progress payment for labor, services, equipment, or material furnished to
                                                                                                                                                                                                                 (Customer's name)
through                                                only and
         (date)
does not cover any retentions retained before or after the release date; extras furnished before the release date for which payment has not been received; extras or items furnished after the release date. Rights based upon work performed or items furnished under a written change order which has been fully executed by the parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic's lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between parties to the contract based upon a rescission, abandonment, or breach of the contract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

Dated:	(Contractor Company Name)

By:
(Signature)

Name:
(Printed or Typed Name) Title:

UNCONDITIONAL WAIVER AND RELEASE
UPON PROGRESS PAYMENT

Project Name:

CES Contract Number:

The undersigned has been paid and has received a progress payment in the in the sum of $                                     for labor, services, equipment,
                                                                                                                                                                     (amount of check)
or material furnished to                                                     on the job of                                        located at
                                                (Customer's name)                                              (owner's name)          (address of location/job description-- if multiple sites/locations)
and does hereby release any mechanic's
                                                                          (please specify amount of funds allocated to each site /location)
lien, stop notice, or bond right that the undersigned has on the above referenced job to the following extent. This release covers a progress payment for labor, services, equipment, or material furnished to                                                                   through
                                            (Customer's name)                                                                (date)
only and does not cover any retentions retained before or after the release date; extras furnished before the release date for which payment has not been received; extras or items furnished after the release date. Rights based upon work performed or items furnished under a written change order which has been fully executed by the parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic's lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between parties to the contract based upon a rescission, abandonment, or breach of the contract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment.

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Dated:	(Contractor Company Name)

By:
(Signature)

Name:
(Printed or Typed Name) Title:

CONDITIONAL WAIVER AND RELEASE
UPON FINAL PAYMENT

Project Name:

CES Contract Number:

Upon receipt by the undersigned of a check from Chevron Energy Solutions Company.

(CES") in the sum of $                                                                  payable to
(amount of check)                                                                          (Contractor Company name)
and when the check has been properly endorsed and has been paid by the bank upon which it is drawn, this document shall become effective to release any mechanic's lien, stop notice, or bond right the undersigned has on the job of
                                                                                                                                                      (owner's name)
located at
                       (address of location/job description -- if multiple sites/locations, please specify amount of funds allocated to each site/location)
This release covers the final payment to the undersigned for all labor, services, equipment, or material furnished to on the job, except for disputed claims for additional work in the amount of $                                                           . Except as otherwise disclosed herein, all subcontractors and/or
                                                                      (amount of disputed claims)
suppliers to the undersigned have been paid in full for the labor, services, equipment, or material included in this voucher or will be paid from the proceeds of any funds disbursed to the undersigned in accordance with this voucher; such funds will be received in trust for that purpose. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

Dated:	(Contractor Company Name)

By:
(Signature)

Name:
(Printed or Typed Name) Title:

UNCONDITIONAL WAIVER AND RELEASE
UPON FINAL PAYMENT

Project Name:

CES Contract Number:

The undersigned has been paid in full for all labor, services, equipment, or material furnished to
                                                                                                                                                                                               (Customer's name)
on the job of                                located at
                      (owner's name)                 (address of location/job description -- if multiple sites/locations, please specify amount of funds allocated to each site/location)
and does hereby waive and release any right to a mechanic's lien, stop notice, or any right against a labor and material bond on the job, except for disputed claims for extra work in the amount of $                                                                        . Except as otherwise disclosed herein, all subcontractors and/or
                                                                 (amount of disputed claims)
suppliers to the undersigned have been paid in full for the labor, services, equipment, or material included in this voucher or will be paid from the proceeds of any funds disbursed to the undersigned in accordance with this voucher; such funds will be received in trust for that purpose.

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Dated:	(Contractor Company Name)

By:
(Signature)

Name:
(Printed or Typed Name) Title:

APPLICATION & CERTIFICATE FOR PAYMENT

DATE: ______ APPLICATION NO.: ______

PERIOD FROM: ______ PERIOD TO: ______

TO: CHEVRON ENERGY SOLUTIONS

ATTN: ______

FROM: ______

PROJECT: ______

PROJECT NO.: ______

WORK ORDER NO.: ______ WORK ORDER DATE: ______

CHANGE ORDER SUMMARY

Number	Date	Additions	Deductions
1			
2			
3			
4			
5			
6			
7			
8			
9			
Totals			
Net change by Change Orders			

CONTRACTOR'S APPLICATION FOR PAYMENT

Application is made for Payment, as shown below, in connection with the Contract and Work Order. Continuation Sheet is attached on page 2.

1. ORIGINAL WORK ORDER SUM ______
2. Net change by Change Orders ______
3. WORK ORDER SUM TO DATE (Line 1 +/- 2) ______
4. TOTAL COMPLETED & STORED TO DATE (Column G on Pg. 2) ______
5. RETAINAGE:
   - a. ______ of Completed Work (Column D + E on Pg. 2) ______
   - b. ______ of Stored Material (Column F on Pg. 2) ______

   Total Retainage (Line 5a + 5b) or (Column I of Pg. 2) ______
6. TOTAL EARNED LESS RETAINAGE (Line 4 less Line 5 Total) ______
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT (Line 6 from prior Certificate) ______
8. CURRENT PAYMENT DUE ______
9. BALANCE TO FINISH, PLUS RETAINAGE (Line 3 less Line 6) ______

The undersigned contractor certifies that to the best of the Contractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from Chevron Energy Solutions, and that current payment shown herein is now due.

CONTRACTOR/CONSULTANT: ______

______ Date ______

______
(Please Print Name Here)

CERTIFICATE FOR PAYMENT

In accordance with the Contract Documents, based on on-site observations and the data comprising the above application, the Manager certifies that to the best of the Manager's knowledge, information, and belief the Work has progressed as indicated, the quality of the Work is in accordance with the Contract Documents, and the Contractor/Consultant is entitled to payment of the AMOUNT CERTIFIED.

AMOUNT CERTIFIED: ______
(Attach explanation if amount certified differs from the amount applied for.)

This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor/Consultant named herein. Issuance, payment, and acceptance of payment are without prejudice to any rights of Chevron Energy Solutions or Contractor/Consultant under this Contract and Work Order.

Approval Stamp

Approval/Requestor Signature:	
Approver's/Requestor's email ID:	
Date Invoice Received:	
Company Control Number:	0825
Non-PO/SO Invoices	
- G/L Account Number:	
- Billing Object: Cost Center,	
Internal Order # or WBS Element:	DWCES-____-___
PO/SO Invoices	
- SAP PO or SO Number:	
- Line Item Number:	
- Goods Receipt or Service Entry #:	
Special Instructions:	

V10/13/05

CONTINUATION SHEET

APPLICATION AND CERTIFICATE FOR PAYMENT containing CONTRACTOR'S signed Certification is attached
Use Column I on Contracts where variable retainage for the line items may apply
Work Completed
Item No.	Description of Work	Scheduled Value	Previous Applications	This Application	Stored Materials	Total Completed and Stored to-Date	Balance to Finish	Retainage
A	B	C	D	E	F	G (D+E+F)%	H (C-G)	I

SUB TOTAL OR TOTAL